Exhibit 8

June 9, 2004

GPC Biotech AG

Fraunhoferstrasse 20

D-82152 Martinsried

Munich, Germany

Ladies and Gentlemen:

We are acting as your counsel in connection with the proposed initial public offering of your ordinary bearer shares, in the form of American depositary shares (“ADSs”), each ADS representing one ordinary share. We hereby confirm to you that the summary of material German tax consequences set forth under the heading “German Taxation” and material United States federal income tax consequences set forth under the heading “United States Federal Income Taxation” in the prospectus (the “Prospectus”) relating to your Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 9, 2004 (as the same may be amended, the “Registration Statement”), represents our opinion.

We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and the reference to us under the headings “German Taxation” and “United States Federal Income Taxation” in the Prospectus. By giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/    Shearman & Sterling LLP

RS/PHB